For period ending: December 31, 2003			Exhibit 99.77Q1(e)

File number: 811-6637

THE UBS FUNDS
INVESTMENT ADVISORY AGREEMENT
AMENDMENT NUMBER ONE



THIS AMENDMENT is made this 28th day of October, 2003, by and between The UBS Funds, a Delaware business trust (the "Fund"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the "Advisor").

	WHEREAS, the Fund and the Advisor have previously entered into an Investment Advisory Agreement, dated July 1, 2002 (the "Advisory Agreement"), pursuant to which the Advisor agreed to manage the investment and reinvestment of assets of the UBS U.S. Balanced Fund series; and

	WHEREAS, the Advisor has been informed by the Fund that UBS
	 U.S. Balanced Fund desires to change its name;

	NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

	1.	The name of UBS U.S. Balanced Fund, and all references
	 in the Advisory Agreement to UBS U.S. Balanced Fund, shall be changed to UBS U.S. Allocation Fund.

2. The effective date of this Amendment shall be October 28, 2003.

3.	The parties hereby further agree that no other provisions of the
 Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed this 28th day of October, 2003.


THE UBS FUNDS
UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.




By:	/s/ David M. Goldenberg	___
By:	/s/ Amy R. Doberman
	Name:	David M. Goldenberg
	Name:	Amy R. Doberman
	Title:	Vice President and Secretary
	Title		Managing Director and
			Assistant Secretary